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                                  EXHIBIT 99.1
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                                               Investor Contact: Richard E. Koch
                                                                  (203) 750-3254

                                             Press Contact: Thomas J. Fitzgerald
                                                                  (203) 750-3831
[LOGO] Olin News
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Olin Corporation, P.O. Box 4500, 501 Merritt 7, Norwalk, CT  06856-4500

                                                           FOR IMMEDIATE RELEASE

           Olin and Occidental Discontinue Partnership Negotiations;

                 Olin Will Resume Share Repurchase Program and

                     Re-affirms Previous Earnings Forecast

  NORWALK, CT, October 2, 2000 -- Olin Corporation announced today that its letter of intent to form a chlor-alkali partnership with Occidental Petroleum Corporation has expired. Olin said that partnership negotiations have been discontinued primarily because of regulatory issues, and certain other matters on which the parties could not agree.

  Donald W. Griffin, Olin Chairman, President and Chief Executive Officer said:
"Primarily because of certain regulatory issues and their negative impact on the financial benefits of the partnership to Olin, Olin believed that it did not make sense to continue discussions with Occidental. Our chlor-alkali business has rebounded sharply from last year and further improvement next year is likely. This performance, coupled with excellent results from our Brass and Winchester divisions, positions us well for excellent earnings this year and in 2001."

  Olin also said it would resume its share repurchase program, under which 2.2 million shares remain to be purchased. Olin's repurchase program had been suspended during its negotiations with Occidental.

  Separately, the company also confirmed that third quarter earnings per share are forecasted to be in the same range as its second quarter diluted earnings per share of $.52, as previously announced in July.
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  Headquartered in Norwalk, CT, Olin Corporation had 1999 sales of $1.3 billion and approximately 6,700 employees. The company is a leading North American producer of copper and copper-based alloys, sporting ammunition and chlorine and caustic soda.

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Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management's beliefs, certain assumptions made by management and current expectations, estimates and projections about the markets and economy in which Olin and its respective divisions operate. Words such as "anticipates," "expects," "believes," "should," "plans," "will," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. Olin does not undertake any obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions, lack of moderate growth in the U.S. economy or even a slight recession in 2000; competitive pricing pressures; changes in Chlor Alkali's ECU prices from expected levels; Chlor Alkali operating rates below current levels; higher-than-expected raw material costs; higher-than-expected transportation and/or logistics costs; a downturn in any of the markets Olin serves such as electronics, automotive, ammunition and housing; the supply/demand balance for Olin's products, including the impact of excess industry capacity; efficacy of new technologies; changes in U.S. laws and regulations; failure to achieve targeted cost reduction programs; capital expenditures, such as cost overruns, in excess of those scheduled; environmental costs in excess of those projected; and the occurrence of unexpected manufacturing interruptions/outages.